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The Children’s Place Retail Stores, Inc.

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THE CHILDREN’S PLACE RETAIL STORES, INC.
Annual Meeting of Stockholders
June 13, 2012

Additional Information Regarding Proposal 3
Advisory Vote on Executive Compensation

June 1, 2012

Dear Stockholders:

We are asking for your support at our Annual Meeting of Stockholders by casting your vote in favor of Proposal 3, the non-binding advisory vote to approve the compensation paid to our Named Executive Officers (the “say-on-pay proposal”).

ISS Proxy Advisory Services (ISS) recommended a vote in favor of our say-on-pay proposal in 2011. In 2012, notwithstanding the maintenance of the same structure and implementation of our compensation program, ISS has recommended a vote against approval of this year’s say-on-pay proposal on the basis of what we believe to be a flawed analysis of how our compensation program aligns actual pay with performance and as a result of the use of an inappropriate comparator group of companies. In comparison, Glass Lewis and Egan-Jones recommended a vote in favor of our say-on-pay proposal in both 2011 and 2012.

We believe that the ISS recommendation is unwarranted and ask that you cast your vote in favor of Proposal 3, for the reasons we outline below, including:

•	An appropriate pay for performance analysis should not take into account a performance-based equity award that was not earned in fiscal 2011 because we did not achieve our performance target; ISS’ analysis did.
•	An appropriate pay for performance analysis should utilize a peer group consisting of companies facing the same competitive environment, consumer preferences and operational characteristics as we do; ISS’ constructed peer group does not.

BACKGROUND

At last year’s Annual Meeting of Stockholders, the compensation program for our Named Executive Officers was approved with the support of over 98% of the votes cast. Since then, the structure and implementation of our compensation program has not changed. Our Board of Directors (the “Board”), and our Compensation Committee, remain committed to maintaining a compensation program designed to pay for performance and to align the interests of our executives with those of our stockholders. The compensation elements, including short-term and long-term performance-based compensation, which have successfully aligned realized pay with our performance in the past, remain in place. The nearly unanimous stockholder support last year was an important factor in our Board’s and Compensation Committee’s determination to continue to maintain the same structure and implementation for our compensation program in fiscal 2011.

WHY YOU SHOULD VOTE IN FAVOR OF OUR SAY-ON-PAY PROPOSAL

•	Our Compensation Program is Performance Based. In fiscal 2011, 51% of our CEO’s total compensation opportunity was at risk. This at-risk, performance-based compensation opportunity was comprised of a performance-based bonus and a long-term equity award tied to a performance target. This approach created a strong alignment between our CEO’s realizable compensation and the interests of our stockholders. If targeted results were not achieved, our CEO would not receive a majority of her total compensation opportunity.
•	The “System Worked.” Pay and performance at The Children’s Place are, in fact, directly aligned. In fiscal 2011, due to the high cost of raw materials, the competitive environment and other factors discussed in our public filings, we did not achieve our annual operating income target. Accordingly, no member of management, including our CEO and the other Named Executive Officers, received either an annual performance bonus or a payout of performance-based equity awards. Our CEO received only 49.2% of her total compensation opportunity for fiscal 2011.

•	Strong TSR Performance. We delivered above-median total shareholder return (TSR) in fiscal 2011, as well as in prior years. As set forth on page 18 of our Proxy Statement, our 1, 3 and 5 year TSRs were all above the median TSRs of our peer group and above the median TSRs for the Global Industry Classification Standard (GICS) group of 45 specialty apparel retailers. In this context, it is important to note that through the end of fiscal 2011, our stock price has increased more than 57% and our market capitalization increased by over $315 million (35%) since our CEO joined us in January 2010.
•	Use of an Appropriate Peer Group Results in a Markedly Different Result. We believe that the peer group of companies set forth in our Proxy Statement used to benchmark our compensation program is appropriate as it is comprised of companies with which we compete, including for executive talent. The peer group ISS utilized in arriving at their recommendation does not reflect what we believe are true comparator companies. One cannot ignore the reality that all retailers, even of similar size, are not alike. Included in the ISS constructed peer group are an automotive parts chain, an automotive dealer network, and retailers of office furniture, consumer electronics, home appliances, cosmetics and skincare products. These companies simply do not face the same margin pressures, competitive environment, consumer preferences, effects of weather patterns other factors faced by apparel retailers.

OUR COMPENSATION PROGRAM WORKS

We believe our compensation program is properly designed and implemented to incentivize performance given what we see as a strong correlation between pay actually received and performance.

SEC disclosure rules require the Summary Compensation Table in our Proxy Statement to include both pay actually received in a particular year and pay that is contingent (e.g., on achievement of a performance target) or payable in the future (e.g., vesting over time). For us, this means our Table included cash, the full grant date value of our time-based restricted stock units (TSRUs) and the full grant date value of our performance-based restricted stock units (PSRUs). The SEC disclosure rules classify these elements as compensation for fiscal 2011 even though TRSUs vest over three years after the date of grant and require the executive to remain employed on each vesting date, and even though PRSUs are contingent upon the achievement of a performance target, and if achieved, only pay out on a cliff basis after the date earned (a provision specifically designed to retain key executives).

The ISS pay for performance methodology employed to arrive at their recommendation on our say-on-pay proposal uses this SEC-dictated definition of compensation in their analyses. In our case, this approach ignored the fact that in fiscal 2011 we did not pay substantial amounts of contingent compensation because we did not achieve our annual performance target for operating income. The ISS pay for performance analyses focused on a comparison of performance with compensation opportunities (realizable pay) and not with compensation actually received (realized pay). We do not believe that a singular focus on future/contingent compensation opportunities compared with past performance is an appropriate way to analyze compensation programs. An appropriate analysis should take into account the very principle embedded in the phrase “pay for performance;” if we did not pay a substantial amount of compensation (bonus and PRSUs) in fiscal 2011 because performance did not occur, the “system worked” and that fact should be taken into account. Our compensation program correlates realized pay to performance.

The tables below show the dollar value and percentage of the compensation elements that comprised the target total compensation opportunity available to our CEO (other than benefits and perquisites), as compared to the actual compensation paid to our CEO for one and three-fiscal year periods ended January 28, 2012.

One Year (Fiscal 2011)

Title	Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
CEO	$12,199,978	$5,999,989	49.2%

(1)	Pay Opportunity consists of base salary, target annual bonus, grant date value of TRSUs and grant date value of PRSUs.
(2)	Realized Pay consists of salary and the grant date value of TRSUs (which vest over a three year period after the date of grant), and does not include unpaid bonus and unearned PSRUs.

Three Years (Fiscal 2009 – 2011)

Title	Pay Opportunity(1)	Realized Pay(2)	Realized as % of Opportunity
CEO	$19,370,375	$12,370,375	63.9%

(1)	Pay Opportunity consists of base salary, target annual bonus, grant date value of TRSUs and grant date value of PRSUs.
(2)	Realized Pay consists of salary, guaranteed bonus provided for in the CEO’s initial employment agreement, and the grant date value of TRSUs (which vest over a three year period after the date of grant), and does not include unpaid bonus and unearned PSRUs.

OUR COMPENSATION PROGRAM MORE THAN MATCHES UP WHEN COMPARED TO AN APPROPRIATE PEER GROUP

Our peer group has been thoughtfully constructed by our Compensation Committee with the input of an independent compensation consultant. The chart below shows the relationship between the realized pay of our CEO and the total direct compensation reported for the CEOs in our peer group. The chart also shows our TSR percentile rank compared to our peer group. Our CEO’s realized pay is well in-line with our peer group and is strongly aligned with our stockholders’ interests. Our TSR performance has outpaced our CEO’s realized pay.

The Children’s Place Compared to Our Peer Group

Period	Our CEO’s Realized Pay as a Multiple of Median Pay	Our CEO’s Realized Pay Percentile Rank	Our TSR Percentile Rank
1 year (fiscal 2011)	1.05	55th	63rd
3 year (fiscal 2009-2011)	0.63	12th	59th

The use of an appropriate peer group dramatically affects the results of ISS’ pay for performance analysis which they call the combined relative degree of alignment. In their report, ISS cites this measure as an important factor in creating for them a high level of concern about pay and performance at The Children’s Place. Please consider the calculation of this measure when the peer group constructed by our Compensation Committee is used in the analysis -- note that zero (0) is the preferred score, indicating that pay and performance are aligned (negative numbers indicate that pay outranks performance and positive numbers indicate that pay lags behind performance). Our CEO’s pay opportunity is aligned with performance and her realized pay lags behind performance under this analysis.

Combined Relative Degree of Alignment

Using ISS Peer Group and CEO’s Realizable Pay	-32
Using Our Peer Group and CEO’s Realizable Pay	-2
Using Our Peer Group and CEO’s Realized Pay	+32

Finally, we offer the following charts for your consideration. They map our CEO’s pay relative to performance using an appropriate peer group. The charts map both 1 and 3 year pay and performance (TSR) using both our CEO’s realizable pay and her realized pay. The dots in the charts represent CEO pay at our peer group companies. The following charts show that our CEO’s pay and performance are aligned when considered with an appropriate peer group.

Relative Pay and Performance — CEO

Our 1-Year Realizable Pay

Our 1-Year Realized Pay

Relative Pay and Performance — CEO

Our 3-Year Realizable Pay

Our 3-Year Realized Pay

CONCLUSION

Our Board and Compensation Committee have constructed a compensation program that, in our view, is appropriately designed and implemented to pay our executives when performance is achieved. This is borne out by the program’s operation in fiscal 2011. Our compensation program did not payout when targeted performance was not achieved. We believe that the ISS analysis of our compensation program fails to appropriately consider the relationship between realized pay and performance, and employs an inappropriate peer group.

Building on the overwhelming stockholder support the same compensation program received last year, when making your voting decision, we encourage you to consider the relationship between realized pay and performance, and pay for performance analyses using an appropriate peer group for comparison.

We ask that you support the Board’s recommendation to vote “FOR” Proposal 3. We appreciate your time and consideration.